Exhibit 99.1

FOR IMMEDIATE RELEASE Investors and Media: Julie Dewey, IRC Nevro Corp. Vice President, Investor Relations & Corp Communications 650-433-3247 | julie.dewey@nevro.com

Nevro Announces FDA Approval of its 10 kHz High Frequency Spinal Cord Stimulation Therapy for Treatment of Chronic Pain Associated with Painful Diabetic Neuropathy (PDN)

HFX™ for PDN Now the Only Spinal Cord Stimulation System Approved by FDA to Treat PDN¹

Company Will Immediately Initiate Commercial Launch Activities in the U.S.

Company Announces Preliminary, Unaudited Second Quarter 2021 Revenue of Approximately $102.3 Million and Plans to Update Guidance When It Reports Second Quarter 2021 Financial Results on August 4, 2021

REDWOOD CITY, California – July 19, 2021 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced receipt of FDA approval of its Senza® System for the treatment of chronic pain associated with Painful Diabetic Neuropathy (PDN). This approval is specific to Nevro’s unique 10 kHz stimulation, and Nevro now has the only spinal cord stimulation system approved by the FDA with a specific indication to treat PDN.  The company will immediately initiate commercial launch activities in the U.S. under its recently launched HFX™ branding, as HFX™ for PDN.1

“This FDA approval marks a capstone achievement that demonstrates the strength of our clinical data and provides a proven, new breakthrough SCS treatment option for PDN patients who are struggling with debilitating pain and who are unable to find relief with currently available pharmacologic options,” said D. Keith Grossman, Chairman, Chief Executive Officer and President of Nevro.  “We are thrilled that we can now begin commercial launch activities in the U.S. and believe this new indication will be an important driver of the long-term growth of our business for years to come.”

Mr. Grossman continued, “We would like to thank lead Principal Investigator Dr. Erika Petersen and the entire team of clinical trial investigators and their patients for their study participation and ongoing partnership, without whom this approval would not have been possible.”

Study participants demonstrated significantly improved and sustained outcomes with 10 kHz Spinal Cord Stimulation (SCS), including substantial, sustained pain relief and improved health-related quality of life.  The 6-month results for the SENZA-PDN randomized controlled trial (RCT) were previously published in JAMA Neurology2 in April 2021, and the 12-month follow-up results and 6-month crossover patient data were recently presented at the American Diabetes Association 81st Scientific Sessions in June 2021.3 These data will be used to support physician referral decisions as well as market access initiatives to expand payer coverage of this procedure.  The company plans to publish these 12-month results, including the 6-month crossover patient data, in a peer-reviewed journal.  Study participants will continue to be followed out to 24 months.

“The substantial pain relief and improved quality of life demonstrates that 10 kHz Therapy can safely and effectively treat this patient population,” stated Dr. Erika Petersen, Professor of Neurosurgery, Director of Functional and Restorative Neurosurgery at the University of Arkansas for Medical Sciences, and lead investigator of the SENZA-PDN study.  “I’m grateful to my co-investigators and the patients who participated in this study, as the results and this approval will have far-reaching impact on the lives of PDN patients.”

“Diabetic neuropathy is one of the most prevalent and debilitating, chronic complication of diabetes, and for years, PDN patients have struggled with a lack of effective treatment options when conventional medications fail or are not tolerated,” commented Dr. Frances Broyles, Medical Director of Diabetes/Endocrinology and Nutrition at Swedish Health Services in Seattle, Washington.  “The ability to now offer Nevro’s proven 10 kHz Therapy, which may enable discontinuation of long-term drug therapy and eliminate unwanted drug side effects, is a welcome addition as a treatment option for my PDN patients dealing with this challenging condition. My personal practice experience with the Nevro 10 kHz Therapy was nothing short of life changing for the patient.”

The company continues to anticipate a mid-single digit million revenue contribution from PDN in 2021, the majority of which is expected to be generated in the fourth quarter, with broader penetration and a larger revenue contribution expected in 2022 and beyond.  The revenue ramp is expected to build gradually during the initial months following the launch as awareness increases among referring physicians and patients, patients move through the referral to trial to permanent implant pathway, and access with insurance payers expands.  Internationally, the company will be executing phased launch plans in the UK, Germany and Australia, with further expansion planned in 2022.

More information can be found at www.HFXforPDN.com

Preliminary, Unaudited Second Quarter 2021 Revenue

Nevro also announced its preliminary, unaudited second quarter 2021 worldwide revenue is expected to be approximately $102.3 million, an increase of 81% compared to $56.4 million in the prior year period and an increase of 9% compared to $93.6 million in the second quarter of 2019.  Preliminary, unaudited second quarter 2021 U.S. revenue is expected to be approximately $85.0 million, an increase of 67% compared to $51.0 million in the prior year period and an increase of 9% compared to $78.1 in the second quarter of 2019.  Preliminary, unaudited second quarter 2021 international revenue is expected to be approximately $17.3 million, an increase of 222% as reported or 191% constant currency, compared to $5.4 million in the prior year period and an increase of 12% as reported or 3% constant currency, compared to $15.5 million in the second quarter of 2019.

“The recovery of procedural volumes in the pain market generally and the SCS market specifically has been slower than we anticipated, impacting not only second quarter revenues, but in the case of lower trial procedures, revenue in future months as well,” said Mr. Grossman.  “I believe we are well positioned for attractive growth when the full impact and uncertainties of COVID on our market subsides.  In addition, we are excited about expanded growth opportunities to treat not only Painful Diabetic Neuropathy, but also Non-Surgical Refractory Back Pain, which will bring our HFX Therapy to the many patients who are unable to find relief with currently available treatment options.”

2021 Guidance

In light of the continued lack of visibility around COVID-related recovery trends and timelines, the company plans to update guidance when it reports full second quarter financial results after the market close on Wednesday, August 4, 2021.

Internet Posting of Information

Nevro routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.nevro.com.  The company encourages investors and potential investors to consult the Nevro website regularly for important information about Nevro.

About Painful Diabetic Neuropathy (PDN)

The World Health Organization estimates that there are 422 million adults worldwide with diabetes, with a prevalence (8.5%) that has nearly doubled over four decades.4 Diabetes may cause systemic damage with profound impact on health-related quality of life and is potentially life-threatening.  PDN is a common complication presenting as pain and other dysesthesias, including numbness, burning, or tingling.  Approximately 20% of patients with diabetes will develop PDN, a progressive, potentially debilitating chronic neuropathic pain condition.5  In the U.S., it is estimated that there are approximately 2.3 million PDN patients that are currently refractory to conventional medical management, with an additional 140,000 to 200,000 PDN newly diagnosed patients each year who represent an annual total addressable market opportunity of approximately $3.5 billion to $5.0 billion.6,7

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain.  Nevro’s proprietary 10 kHz Therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary 10 kHz Therapy.

SENZA, SENZA II, SENZA OMNIA, OMNIA, HF10, the HF10 logo, HFX, the HFX logo, HFX CONNECT, the HFX Connect logo, HFX ACCESS, the HFX Access logo, HFX COACH, the HFX Coach logo, HFX CLOUD, the HFX Cloud logo, RELIEF MULTIPLIED, the X logo, NEVRO, and the NEVRO logo are trademarks or registered trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

1 HFX is a comprehensive solution that includes a Senza spinal cord stimulation system and support services for the treatment of chronic pain.  HFX for PDN means that a patient has been implanted with a Senza System and programmed to include a frequency of 10 kHz. Approval claim is specific to 10 kHz stimulation.

2 Petersen E. et. al.  Effect of High-frequency (10-kHz) Spinal Cord Stimulation in Patients With Painful Diabetic Neuropathy: A Randomized Clinical Trial. JAMA Neurol. 2021 Jun 1;78(6):687-698. doi:10.1001/jamaneurol.2021.0538.

3 Petersen E.  Long-Term 10 kHz Spinal Cord Stimulation in Painful Diabetic Neuropathy: A Randomized Controlled Trial.  Late-breaking poster session presented at: American Diabetes Association 81st Scientific Sessions; 2021 Jun 25-29; Virtual.

4 World Health Organization. (2016). Global report on diabetes. World Health Organization. https://apps.who.int/iris/handle/10665/204871

5 Schmader KE. Epidemiology and impact on quality of life of postherpetic neuralgia and painful diabetic neuropathy. Clin J Pain. 2002;18(6):350-354.

6 CDC National Diabetes Statistics Report 2020; Schmader KE. Epidemiology and impact on quality of life of postherpetic neuralgia and painful diabetic neuropathy. Clin J Pain. 2002;18(6):350-354.

7 Trinity Partners Market Research 2017.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the company's current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our expectations for Q2 2021 financial results; our belief that our new PDN indication will be an important driver of the long-term growth of our business for years to come; our plans to publish the 12-month SENZA-PDN RCT clinical results, including the 6-month crossover patient data, in a peer-reviewed journal; our expectations for a mid-single digit million revenue contribution from PDN in 2021, with the majority generated in the fourth quarter, with broader penetration and a larger revenue contribution expected in 2022 and beyond; our belief that the revenue ramp for PDN is expected to build gradually during the initial months following the launch as awareness increases among referring physicians and patients, patients move through the referral to trial to permanent implant pathway, and access with insurance payers expands; our plans to execute phased launch plans in the UK, Germany and Australia, with further international expansion planned in 2022; our belief that we are well positioned for attractive growth when the full impact and uncertainties of COVID on our market subsides; and our excitement about expanded growth opportunities to treat not only Painful Diabetic Neuropathy, but also Non-Surgical Refractory Back Pain.  These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies;

our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims.  These factors, together with those that are described in greater detail in our Quarterly Report on Form 10-Q filed on May 5, 2021, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements.  We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

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